Exhibit 99.1


                                                       1400 Union Meeting Road
                                                       Blue Bell, PA 19422
                                                       Phone:  215-619-2700
                                                       Fax:    215-619-7841

Shareholder Contacts:
Stephen E. Markert, Jr. of C&D: 215-619-7835
Joseph Crivelli of Gregory FCA, for C&D:  610-642-8253

              C&D TECHNOLOGIES COMPLETES ACQUISITION OF MATSUSHITA
                        MANUFACTURING FACILITY AND ASSETS

BLUE BELL, PA, September 25, 2003 - C&D Technologies, Inc. (NYSE: CHP), a leading North American producer and marketer of electrical power storage and conversion products used in telecommunications and industrial applications, today announced that it has completed the acquisition of certain assets from Matsushita Battery Industrial Corporation of America and Matsushita Battery Industrial de Mexico, S.A. de C.V. Acquired assets include a 240,000 square foot facility, built in 1998, in Reynosa, Mexico and the equipment in the facility historically used for the manufacture of large, valve regulated lead acid batteries for standby power applications.

In addition, C&D has entered into a worldwide technology license agreement with Matsushita Battery Industrial Co. Ltd. of Japan for selected patents and know-how relating to the manufacturing technology for the aforementioned products.

"We are enthused about this acquisition, as it provides C&D with additional products, technology and market opportunities," said Wade H. Roberts Jr., C&D's president and chief executive officer. "The purchased product line is known for its long-life and reliable supply of cost effective backup power, and they have been worthy competitors in the marketplace. We are extremely pleased to have these new offerings under the C&D umbrella, and we look forward to welcoming the current customer base for these products to the C&D Technologies fold as well as introducing the new products to our existing customers."

C&D Technologies will host a conference call on Wednesday, October 1, 2003 at 9:00 a.m. Eastern Daylight Time to further discuss the acquisition. To participate, please call 706-679-4521. A simultaneous webcast of the conference call may be accessed at www.cdtechno.com. An archive of the conference call will be available approximately two hours after the call ends through Tuesday, October 14, 2003 at 800-642-1687 (706-645-9291-international), passcode 3033796.

Certain statements in this press release should be considered forward-looking (since they may describe the company's future plans, goals or expectations) and are subject to various risks and uncertainties. Factors that appear with the forward-looking statements, or in the company's Securities and Exchange Commission filings (including without limitation the company's annual report on Form 10-K for its fiscal year ended January 31, 2003) could cause the company's actual results to differ materially from those expressed in any forward-looking statements.

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